EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Research Engineers, Inc.:


We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-88887) of Research Engineers, Inc. of our report dated October 21, 1999, relating to the combined balance sheets of NetGuru Systems, Inc. and NetGuru Consulting, Inc. as of December 31, 1997 and 1998, and the related combined statements of earnings, stockholder's equity and cash flows for the years then ended, which report appears in the Form 8-K/A of Research Engineers, Inc. dated September 14, 1999 and to the reference to our firm under the heading "Experts" in the related prospectus.


                                         /S/ KPMG LLP


Boston, Massachusetts
December 22, 1999